UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2011

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington		99202-2600
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Committed Line of Credit Agreement

On December 14, 2011, Avista Corporation (Avista Corp. or the Company) amended its $400.0 million committed line of credit agreement with various banks. The committed line of credit was originally entered into on February 11, 2011.

Amendments to the committed line of credit include an extension of the expiration date to February 10, 2017 from February 11, 2015 and revised pricing terms. The following is a summary of the amended pricing terms based on the Company’s current pricing level:

	Amended Pricing	Previous Pricing
Facility Fee	0.125%	0.20%
Eurodollar Margin	0.875%	1.30%
Alternate Base Rate Margin	0.000%	0.30%
Letter of Credit Participation Fee	0.875%	1.30%

The lenders have also waived certain technical requirements with respect to borrowings being outstanding under the credit agreement on the date of the extension of the expiration date, the assignment of loans, letter of credit disbursements, letter of credit participations to reflect revised commitments and the notice period with respect to the extension of the expiration date.

The amended committed line of credit is secured by $400.0 million of non-transferable First Mortgage Bonds of the Company issued to the agent bank. Such First Mortgage Bonds would only become due and payable in the event, and then only to the extent, that the Company defaults on its obligations under the committed line of credit.

The amended committed line of credit agreement contains customary covenants and default provisions, including a covenant not to permit the ratio of “consolidated total debt” to “consolidated total capitalization” of Avista Corporation to be greater than 65 percent at the end of any fiscal quarter.

Issuance of First Mortgage Bonds

On December 14, 2011, Avista Corp. issued $85.0 million of 4.45 percent First Mortgage Bonds due in 2041 under a bond purchase agreement with certain institutional investors in the private placement market. The new First Mortgage Bonds were issued under and in accordance with the Mortgage and Deed of Trust, dated as of June 1, 1939, from the Company to Citibank, N.A., trustee, as amended and supplemented by various supplemental indentures and other instruments.

The total net proceeds from the sale of the new bonds were used to repay a portion of the borrowings outstanding under the Company’s $400.0 million committed line of credit.

The bonds have not been, and will not be, registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See description of amendment to the Company’s $400.0 million committed line of credit under Item 1.01.

See description of Avista Corp.’s issuance of $85.0 million of 4.45 percent First Mortgage Bonds due in 2041 under Item 1.01.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

4.1	Fifty-Third Supplemental Indenture, dated as of December 1, 2011.

10.1	First Amendment and Waiver Thereunder, dated as of December 14, 2011, to the Credit Agreement, dated as of February 11, 2011, among Avista Corporation, the Banks Party hereto, Wells Fargo Bank National Association as an Issuing Bank, and Union Bank N.A. as Administrative Agent and an Issuing Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: December 16, 2011	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President and Chief Financial Officer